EXHIBIT 12.01
                                                                   -------------


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          SIX        SIX        YEAR      YEAR       YEAR       YEAR        YEAR
                                                         MONTHS     MONTHS      ENDED     ENDED      ENDED      ENDED       ENDED
                                                          2004       2003       2003       2002       2001       2000       1999
                                                         ------     ------     ------     ------     ------     ------     ------
Pre-tax income                                           41,110     28,296     66,479     44,030     43,363     33,066     16,056
                                                         ======     ======     ======     ======     ======     ======     ======

Fixed charges
   Interest Expense                                       3,285      2,073      4,894      3,095      5,152      7,097      2,859

   Amortization of Debt Costs                               277      2,009      2,248        539        530        530        221

   Imputed interest on Rent Expense                         398        317        633        567        600        967        500
                                                         ------     ------     ------     ------     ------     ------     ------

Total Fixed Charges (before
Interest Credited)                                        3,960      4,399      7,775      4,201      6,282      8,594      3,580

   Interest Credited to contractholders                   8,478      6,856     14,900     10,963     10,271     10,130      8,668
                                                         ------     ------     ------     ------     ------     ------     ------

Total Fixed Charges including
interest credited                                        12,438     11,255     22,675     15,164     16,553     18,724     12,248
                                                         ======     ======     ======     ======     ======     ======     ======

Computation:
Total Earnings and Fixed Charges before
Interest Credited                                        45,070     32,695     74,254     48,231     49,645     41,660     19,636
                                                         ======     ======     ======     ======     ======     ======     ======
Ratio of Earnings to Fixed Charges                        11.38       7.43       9.55      11.48       7.90       4.85       5.48
                                                         ======     ======     ======     ======     ======     ======     ======

Total Earnings and Fixed Charges including
Interest Credited                                        53,548     39,551     89,154     59,194     59,916     51,790     28,304
                                                         ======     ======     ======     ======     ======     ======     ======
Ratio of Earnings to Fixed Charges including
interest credited                                          4.31       3.51       3.93       3.90       3.62       2.77       2.31
                                                         ======     ======     ======     ======     ======     ======     ======